Exhibit 99.2

SIGNET RESOLVES EEOC CASE ON PAY AND PROMOTIONS
The Company Will Take Steps to Continue Fulfilling Commitment to Equal Opportunity;
No Findings in Litigation of Liability or Wrongdoing

HAMILTON, Bermuda, May 5, 2017 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, announced today that it had reached an agreement with the Equal Employment Opportunity Commission (EEOC) to resolve all claims related to the pay and promotion of female retail sales employees at the company in EEOC v. Sterling Jewelers Inc. The Consent Decree states there were “no findings of liability or wrongdoing,” and does not require the company to pay a monetary award.

“We are pleased to have resolved this matter with the EEOC,” said Lynn Dennison, Signet Chief Legal, Risk and Corporate Affairs Officer. “Signet has a sound framework of policies and practices designed to ensure equal opportunity for women and we do not tolerate discrimination of any kind. The additional steps agreed to as part of the Consent Decree with the EEOC are consistent with our commitment to continuous review and improvement.”

Last month, Signet announced several actions to ensure company policies and practices are functioning as intended and to identify areas where the company can further improve. Those actions included the formation of a new Board Committee focused on programs and policies to promote respect in the workplace. Last week, the Committee appointed former U.S. District Court Judge Barbara S. Jones to serve as an independent consultant.

About Signet Jewelers:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers
+1 (330) 668-5412          James.Grant@signetjewelers.com

Media:	David Bouffard, VP Corporate Affairs, Signet Jewelers
+1 (330) 668-5369          David.Bouffard@signetjewelers.com